Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

Jeff Andreson	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899

INTEVAC ANNOUNCES THIRD QUARTER 2013 FINANCIAL RESULTS

Santa Clara, Calif.—October 28, 2013—Intevac, Inc. (Nasdaq: IVAC) today reported financial results for the quarter and nine months ended September 28, 2013.

“We continued to build momentum in our Photonics business during the third quarter, with backlog increasing to $51 million,” commented Wendell Blonigan, president and chief executive officer. “In our hard drive equipment business, we continue to focus on maintaining our technology leadership position in the industry, working closely with our customers to align our technology roadmap with the expected media capacity needs over the next several years.

“On the equipment diversification front, we recently received an order from a new Tier 1 customer for a high-throughput thin film deposition system to be used in the manufacturing of crystalline silicon solar cells. This system is capable of depositing a variety of films, including critical metal films required for advanced silicon solar cell architectures. We are pleased that this order builds upon our recent success in solar ion implant, by adding a new application and a new Tier 1 customer for the company. In the meantime, we continue to prudently manage the level of expenditures as we manage through the current environment in the solar industry.”

($ Millions, except per share amounts)	Q3 2013		Q3 2012
	GAAP Results	Non-GAAP Results	GAAP Results	Non-GAAP Results
Net Revenues	$19.1	$19.1	$16.8	$16.8
Operating Loss	$(3.0)	$(3.0)	$(11.0)	$(8.0)
Net Loss	$(2.7)	$(2.7)	$(8.0)	$(6.0)
Net Loss per Share	$(0.11)	$(0.11)	$(0.34)	$(0.26)

	Nine Months Ended September 28, 2013		Nine Months Ended September 29, 2012
	GAAP Results	Non-GAAP Results	GAAP Results	Non-GAAP Results
Net Revenues	$49.1	$49.1	$65.9	$65.9
Operating Loss	$(19.0)	$(18.0)	$(18.6)	$(17.8)
Net Loss	$(17.4)	$(16.5)	$(12.7)	$(12.4)
Net Loss per Share	$(0.73)	$(0.69)	$(0.54)	$(0.53)

Third Quarter 2013 Summary

The net loss for the quarter was $2.7 million, or $0.11 per share, compared to a net loss of $8.0 million, or $0.34 per share, in the third quarter of 2012.

Revenues were $19.1 million, including $11.8 million of Equipment revenues and Photonics revenues of $7.4 million. Equipment revenues consisted of one 200 Lean system, upgrades, spares and service. Photonics revenues included $3.1 million of research and development contracts. In the third quarter of 2012, revenues were $16.8 million, including $7.4 million of Equipment revenues and Photonics revenues of $9.4 million, which included $5.2 million of research and development contracts.

Equipment gross margin increased to 39.7% compared to 35.6% in the third quarter of 2012 as a result of higher revenue volume and a higher mix of upgrades. Photonics gross margin was 30.3% compared to 32.8% in the third quarter of 2012, reflecting lower margins on our technology development programs. Consolidated gross margin was 36.1%, compared to 34.1% in the third quarter of 2012. Operating expenses were $9.9 million, compared to $16.7 million in the third quarter of 2012, down primarily as a result of our global cost reduction program. Operating expenses in the third quarter of 2012 had also included a $3.0 million bad debt charge.

Order backlog totaled $70.7 million on September 28, 2013, compared to $77.6 million on June 29, 2013 and $40.0 million on September 29, 2012. Backlog as of September 28, 2013 includes two 200 Lean systems as compared to three 200 Lean systems on June 29, 2013. Backlog at September 29, 2012 did not include any 200 Lean systems.

The company ended the quarter with $85.7 million of cash and investments and $123.7 million in tangible book value.

First Nine Months 2013 Summary

The net loss was $17.4 million, or $0.73 per share, compared to a net loss of $12.7 million, or $0.54 per share, for the first nine months of 2012. The non-GAAP net loss, which excludes a $0.7 million restructuring charge and a $0.2 million divestiture loss, was $16.5 million or $0.69 per share. This compares to the first nine months 2012 non-GAAP net loss of $12.4 million, or $0.53 per share, which excludes a $3.0 million bad debt charge and a $2.2 million divestiture gain.

Revenues were $49.1 million, including $26.3 million of Equipment revenues and Photonics revenues of $22.8 million, compared to revenues of $65.9 million, including $43.2 million of Equipment revenues and Photonics revenues of $22.8 million, for the first nine months of 2012.

Equipment gross margin was 27.4%, compared to 44.7% in the first nine months of 2012, primarily due to the lower level of revenue from upgrades, lower factory absorption, a refurbishment provision for a solar evaluation system, and the lower system margin on the first solar implant ENERGi system recognized for revenue. Photonics gross margin was 30.8% compared to 33.1% in the first nine months of 2012, reflecting lower margins on our technology development programs. Consolidated gross margin was 29.0%, compared to 40.7% in the first nine months of 2012.

Operating expenses were $33.0 million, which includes approximately $0.4 million in severance costs related to our global cost reduction plan, and were down 31% from $47.7 million in the first nine months of 2012. The operating loss of $19.0 million included a total of $0.7 million of restructuring charges and a $0.2 million loss on the sale of our Raman spectroscopy product line. The operating loss of $18.6 million for the first nine months of 2012 included a $3.0 million bad debt charge, offset inpart by a $2.2 million gain on the sale of our mainframe technology.

Use of Non-GAAP Financial Measures

Intevac’s non-GAAP results exclude the impact of the following, where applicable: (1) restructuring charges; (2) gains or losses on sales of product lines and technology assets; and (3) certain bad debt charges. A reconciliation of the GAAP and non-GAAP results is provided in the financial tables included in this release.

Management uses non-GAAP results to evaluate the company’s operating and financial performance in light of business objectives and for planning purposes. These measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. Intevac believes these measures enhance investors’ ability to review the company’s business from the same perspective as the company’s management and facilitate comparisons of this period’s results with prior periods. The presentation of this additional information should not be considered a substitute for results prepared in accordance with GAAP.

Conference Call Information

The company will discuss its financial results and outlook in a conference call today at 1:30 p.m. PDT (4:30 p.m. EDT). To participate in the teleconference, please call toll-free (877) 334-0811 prior to the start time. For international callers, the dial-in number is (408) 427-3734. You may also listen live via the Internet at the company’s website, www.intevac.com, under the Investors link, or at www.earnings.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available for 48 hours beginning today at 7:30 p.m. EDT. You may access the replay by calling (855) 859-2056 or, for international callers, (404) 537-3406, and providing Replay Passcode 76011290.

About Intevac

Intevac was founded in 1991 and has two businesses: Equipment and Photonics.

In our Equipment business, we are a leader in the design, development and manufacturing of high-productivity, vacuum process equipment solutions. Our systems are production-proven for high-volume manufacturing of small substrates with precise thin film properties, such as those required in the hard drive and solar cell markets we currently serve.

In the hard drive industry, our 200 Lean® systems process approximately 60% of all magnetic disk media produced worldwide. In the solar cell manufacturing industry, our LEAN SOLAR™ systems increase the conversion efficiency of silicon solar cells.

In our Photonics business, we are a leader in the development and manufacture of leading-edge, high-sensitivity imaging products and vision systems. Our products primarily address the defense markets.

For more information call 408-986-9888, or visit the company’s website at www.intevac.com.

200 Lean® is a registered trademark and ENERGi™ and LEAN SOLAR™ are trademarks of Intevac, Inc.

Safe Harbor Statement

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to: expected delivery of cameras for the Apache program, and ability to maintain technology leadership. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the company’s expectations. These risks include, but are not limited to: oversupply in the media industry, a further slowdown in demand for hard drives, a change in the delivery rate of the cameras for the Apache program and the failure to ship these cameras, each of which could have a material impact on our business, our financial results, and the company’s stock price. These risks and other factors are detailed in the company’s periodic filings with the U.S. Securities and Exchange Commission.

INTEVAC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Net revenues
Equipment	$11,760	$7,401	$26,293	$43,179
Photonics	7,355	9,433	22,788	22,762

Total net revenues	19,115	16,834	49,081	65,941
Gross profit	6,895	5,732	14,237	26,811
Gross margin
Equipment	39.7%	35.6%	27.4%	44.7%
Photonics	30.3%	32.8%	30.8%	33.1%

Consolidated	36.1%	34.1%	29.0%	40.7%
Operating expenses
Research and development	4,250	7,336	16,192	24,812
Selling, general and administrative	5,627	6,389	16,834	19,831
Bad debt expense	—	3,017	—	3,017

Total operating expenses	9,877	16,742	33,026	47,660
Gain (loss) on divestitures	—	—	(208)	2,207

Total operating loss	(2,982)	(11,010)	(18,997)	(18,642)
Operating income (loss)
Equipment	(1,423)	(10,298)	(14,607)	(15,493)
Photonics	192	717	254	(939)
Corporate[1,2]	(1,751)	(1,429)	(4,644)	(2,210)

Total operating income (loss)	(2,982)	(11,010)	(18,997)	(18,642)
Interest and other income (expense)	220	(8)	392	411

Loss before income taxes	(2,762)	(11,018)	(18,605)	(18,231)
Benefit for income taxes	(17)	(3,011)	(1,184)	(5,570)

Net loss	$(2,745)	$(8,007)	$(17,421)	$(12,661)

Loss per share
Basic and Diluted	$(0.11)	$(0.34)	$(0.73)	$(0.54)
Weighted average common shares outstanding
Basic and Diluted	23,931	23,397	23,793	23,293

[1]	Nine months ended September 28, 2013 includes the loss on sale of the Raman spectroscopy product line of $208,000.
[2]	Nine months ended September 29, 2012 includes the gain on sale of the mainframe technology of $2.2 million.

INTEVAC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	September 28, 2013	December 31, 2012
	(Unaudited)	(see Note)
ASSETS
Current assets
Cash, cash equivalents and short-term investments	$65,059	$64,852
Accounts receivable, net	16,114	19,822
Inventories	25,794	26,193
Prepaid expenses and other current assets	1,750	2,120

Total current assets	108,717	112,987
Long-term investments	20,661	27,317
Property, plant and equipment, net	13,065	13,426
Deferred income tax assets	13,189	12,176
Intangible assets, net	5,180	5,868
Other long-term assets	541	729

Total assets	$161,353	$172,503

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,719	$4,479
Accrued payroll and related liabilities	5,246	4,194
Deferred income tax liabilities	1,281	1,281
Other accrued liabilities	6,111	8,489
Customer advances	5,862	2,193

Total current liabilities	23,219	20,636
Other long-term liabilities	9,250	9,232
Stockholders’ equity
Common stock ($0.001 par value)	24	23
Additional paid in capital	155,701	151,996
Accumulated other comprehensive income	733	769
Accumulated deficit	(27,574)	(10,153)

Total stockholders’ equity	128,884	142,635

Total liabilities and stockholders’ equity	$161,353	$172,503

Note: Amounts as of December 31, 2012 are derived from the December 31, 2012 audited consolidated financial statements.

INTEVAC, INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(Unaudited, in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Non-GAAP Loss from Operations
Reported operating loss (GAAP basis)	$(2,982)	$(11,010)	$(18,997)	$(18,642)
Restructuring charges[1]	—	—	742	—
Loss on sale of Raman spectroscopy product line[2]	—	—	208	—
Gain on sale of mainframe technology[3]	—	—	—	(2,207)
Bad debt expense[4]	—	3,017	—	3,017

Non-GAAP Operating Loss	$(2,982)	$(7,993)	$(18,047)	$(17,832)

Non-GAAP Net Loss
Reported net loss (GAAP basis)	$(2,745)	$(8,007)	$(17,421)	$(12,661)
Restructuring charges[1]	—	—	742	—
Loss on sale of Raman spectroscopy product line[2]	—	—	208	—
Gain on sale of mainframe technology[3]	—	—	—	(2,207)
Bad debt expense[4]	—	3,017	—	3,017
Income tax effect of non-GAAP adjustments[5]	—	(1,056)	(42)	(502)

Non-GAAP Net Loss	$(2,745)	$(6,046)	$(16,513)	$(12,353)

Non-GAAP Loss Per Diluted Share
Reported loss per diluted share (GAAP basis)	$(0.11)	$(0.34)	$(0.73)	$(0.54)
Restructuring charges[1]	—	—	0.03	—
Loss on sale of Raman spectroscopy product line[2]	—	—	0.01	—
Gain on sale of mainframe technology[3]	—	—	—	(0.07)
Bad debt expense[4]	—	0.08	—	0.08

Non-GAAP Loss Per Diluted Share	$(0.11)	$(0.26)	$(0.69)	$(0.53)

Weighted average number of diluted shares	23,931	23,397	23,793	23,293

[1]	Results for the nine months ended September 28, 2013 include severance and other employee-related costs $742,000 related to the restructuring program announced on February 1, 2013.
[2]	The nine months ended September 28, 2013 includes the loss on sale of the Raman spectroscopy product line of $208,000. On March 29, 2013, the Company sold certain assets including tangible and intangible assets and divested of certain liabilities which comprised its Raman spectroscopy product line for proceeds of not to exceed $1.5 million of which $500,000 was paid in cash upon closing and up to $1.0 million is in the form of an earnout. Intevac did not recognize the earnout payments upon closing given the uncertainties associated with the achievement of the earnout.
[3]	The nine months ended September 29, 2012 includes the gain on sale of the mainframe technology of $2.2 million. On January 6, 2012, the Company sold certain assets including intellectual property and residual assets which comprised its semiconductor mainframe technology for proceeds of $3.0 million.
[4]	The three and nine months ended September 29, 2012 includes a write-off of a promissory note from a customer in the amount of $3.0 million due to the insolvency of the customer.
[5]	The amount represents the estimated income tax effect of the non-GAAP adjustments. The Company calculated the tax effect of non-GAAP adjustments by applying an applicable estimated jurisdictional tax rate to each specific non-GAAP item.